Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

November 22, 2023

Cuentas Inc.

235 Lincoln Rd., Suite 210

Miami Beach, FL 33139

Re: Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to Cuentas Inc., a Florida corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the registration by the Company for resale by the selling stockholders listed in the prospectus included as a part of the Registration Statement (the “Selling Shareholders”) of up to 1,275,747 shares of the Company’s common stock, par value $0.001 (the “Common Stock”) consisting of (i) up to 1,232,606 shares issuable upon exercise of a warrant (the “Inducement Warrant”) to purchase shares of common stock at an exercise price of $3.30 per share issued to one of the selling shareholders on August 24, 2023 as an inducement to the exercise of outstanding warrants, issued on August 8, 2022 and warrants to purchase shares of the Company’s Common Stock issued on February 8, 2023 (together, the “Existing Warrants”), pursuant a Warrant Exercise and Inducement Letter dated November 21, 2023 (the “Inducement Letter”) in which the selling shareholder agreed to exercise for cash its Existing Warrants to purchase an aggregate of 616,303 shares of the Company’s common stock, at a reduced exercised price of $3.30 per share, in consideration for the Company’s agreement to issue the Inducement Warrants (the “Warrant Exercise and Inducement Transaction”), and (ii) up to 43,141 shares of common stock (the “August 2023 PA Warrant Shares,” and together with the Inducement Warrant Shares, the “Warrant Shares”) issuable upon exercise of warrants to purchase shares of common stock at an exercise price of $4.455 per share (the “August 2023 PA Warrants,” and together with the Inducement Warrant, the “Warrants”) issued on August 24, 2023 to the other selling shareholders, designees of the placement agent for the Warrant Exercise and Inducement Transaction”). This opinion letter is furnished to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement; (ii) (ii) the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date; (iii) each of the Existing Warrants; (iv) the Inducement Letter; and (v) records of meetings and consents of the Board of Directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.

Based upon and subject to the foregoing, we are of the opinion that upon due exercise of the Warrants in accordance with the terms thereof, and when certificates for the same have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the Warrants, the Warrant Shares will be duly and validly issued, fully paid and non-assessable.

The opinions expressed herein are limited solely to the Florida Business Corporation Act, including the applicable provisions of the Florida Statutes and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Florida or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP